Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

•	Fourth quarter 2014 net income increased 6 percent compared to fourth quarter 2013

•	Fourth quarter 2014 processed volumes increased 14 percent compared to fourth quarter 2013

•	Full year 2014 net income increased 18 percent compared to pro forma full year 2013

•	Full year 2014 distributable cash flow increased 14 percent compared to pro forma full year 2013

•	Partnership increases quarterly distribution to $0.30875 per unit

OKLAHOMA CITY (Feb. 18, 2015) — Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for fourth quarter and full year 2014.

Net income attributable to the partnership was $122 million for fourth quarter 2014, an increase of $7 million, or 6 percent, compared to $115 million for fourth quarter 2013. Adjusted EBITDA for fourth quarter 2014 was $198 million, a decrease of $2 million, or 1 percent, compared to $200 million for fourth quarter 2013. Distributable cash flow (DCF) for fourth quarter 2014 was $119 million, a decrease of $16 million, or 12 percent, compared to $135 million for fourth quarter 2013.

For the full year 2014, net income attributable to the partnership was $530 million, an increase of $79 million, or 18 percent, compared to $451 million for pro forma full year 2013. Adjusted EBITDA for full year 2014 was $868 million, an increase of $89 million, or 11 percent, compared to $779 million for pro forma full year 2013. DCF for full year 2014 was $622 million, an increase of $78 million, or 14 percent, compared to $544 million for pro forma full year 2013.

MANAGEMENT PERSPECTIVE

“2014 was a year of strong commercial, operational and financial execution,” said Enable Midstream President and CEO Lynn Bourdon. “Our distributable cash flow for 2014 increased 14 percent compared to pro forma 2013 and exceeded the top end of our outlook. In addition, our most recently announced distribution represents a 7 percent increase over our minimum quarterly distribution.”

“As we begin 2015, the energy industry faces headwinds from lower commodity prices. We have seen several of our major producers reduce their drilling budgets for 2015, and we are already seeing those reductions impact drilling activity around our systems. In response to these market changes, Enable Midstream announced cost reduction measures and an organizational realignment earlier this week designed to better position the partnership for success in this challenging environment. Even with current headwinds, we believe that Enable Midstream is well-positioned for today’s changing market conditions with integrated assets, a strong footprint in high-growth plays, an investment grade balance sheet, significant liquidity and substantial fee-based margin.”

PARTNERSHIP INCREASES QUARTERLY DISTRIBUTION

On Jan. 23, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.30875 per unit on all outstanding common and subordinated units for the quarter ended Dec. 31, 2014. The distribution represents an increase of approximately 2.1 percent over the prior quarter distribution and was paid Feb. 13 to unitholders of record at the close of business on Feb. 4.

BUSINESS HIGHLIGHTS

Even with declining commodity prices, producers remain active in the partnership’s growth areas. Currently, 27 rigs are drilling wells in the South Central Oklahoma Oil Province (SCOOP) scheduled to be connected to the partnership’s gathering systems. According to North Dakota’s Department of Mineral Resources, 93 percent of the rigs active in that state are active in counties in which the partnership operates or is constructing assets.

The partnership continues to invest in infrastructure to support volume increases in the partnership's growth areas. The partnership added 47,000 horsepower of compression in the SCOOP in the fourth quarter, bringing total compression horsepower in that area to over 130,000. The partnership’s Bradley Plant remains on schedule for a first quarter

2015 start-up while a recently announced new 200 million cubic feet per day (MMcf/d)
plant is now targeted for a first quarter 2016 start-up. In the Bakken Shale, the partnership anticipates its second crude oil gathering system with a capacity of up to 30,000 Bbl/d will commence initial operations during the first quarter of 2015.

The partnership targets fee-based contracts on a firm basis, when possible. For full year 2014, approximately 72 percent of gross margin was generated from contracts that are fee-based and approximately 50 percent of gross margin was attributable to fees associated with firm contracts or contracts with minimum volume commitment features. For 2015, the partnership anticipates approximately 88 percent of gross margin will be either fee-based or hedged.

Earlier this week, the partnership announced a reduction in the size of the organization, a realignment of the partnership’s organizational structure and a consolidation of certain corporate functions to the partnership’s Oklahoma City and Houston offices. Excluding one-time expenses that will primarily be recognized in 2015, the partnership anticipates annual savings associated with these changes of approximately $20 million.

KEY OPERATING STATISTICS

Natural gas gathering volumes were 3.36 trillion British thermal units per day (TBtu/d) in the fourth quarter of 2014, a decrease of 2 percent compared to 3.43 TBtu/d for fourth quarter 2013. The decrease was due primarily to lower gathered volumes on the Ark- La-Tex and Arkoma systems, partially offset by higher gathered volumes on the Anadarko system reflecting increased production from the liquids-rich SCOOP play. Much of the decrease on the Ark-La-Tex and Arkoma systems is expected to be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.64 TBtu/d in the fourth quarter of 2014, an increase of 14 percent compared to 1.44 TBtu/d for fourth quarter 2013. The increase was primarily related to processed volume growth on the Anadarko system, including growth from the SCOOP play.

Gross NGL production was 64.06 thousand barrels per day (MBbl/d) in the fourth quarter of 2014, an increase of 5 percent compared to 61.13 MBbl/d for fourth quarter 2013. The increase was primarily related to processed volume growth on the Anadarko system.

Crude oil gathered volumes were 7.46 MBbl/d in the fourth quarter of 2014. The partnership’s first crude gathering system started initial operations in November 2013.

Interstate transportation firm contracted capacity was 7.77 billion cubic feet per day (Bcf/d) in the fourth quarter of 2014, a decrease of 1 percent compared to 7.86 Bcf/d for fourth quarter 2013.

Intrastate transportation average deliveries were 1.60 TBtu/d in the fourth quarter of 2014, an increase of 1 percent compared to 1.59 for fourth quarter 2013.

FOURTH QUARTER FINANCIAL PERFORMANCE

Gross margin was $371 million for fourth quarter 2014, an increase of $33 million compared to $338 million for fourth quarter 2013.

Gathering and processing gross margin was $207 million for fourth quarter 2014, an increase of $4 million compared to $203 million for fourth quarter 2013. The increase in gathering and processing gross margin was primarily a result of higher processed volumes on the Anadarko system and higher crude oil gathered volumes on the crude oil gathering system in the Bakken Shale that started initial operations in November 2013.

Transportation and storage gross margin was $165 million for fourth quarter 2014, an increase of $30 million compared to $135 million for fourth quarter 2013. The increase in transportation and storage gross margin was primarily a result of unrealized gains on derivatives associated with the partnership's hedging program.

Operation and maintenance expense was $144 million for fourth quarter 2014, an increase of $17 million compared to $127 million for fourth quarter 2013. The increase was primarily due to increased payroll expenses to support business growth.

Depreciation and amortization expense was $71 million for fourth quarter 2014, an increase of $7 million compared to $64 million for fourth quarter 2013. The increase was primarily due to additional assets placed into service, including the McClure Plant and the Bakken Shale crude oil gathering system.

Taxes other than income taxes were $15 million for fourth quarter 2014, a decrease of $2 million compared to $17 million for fourth quarter 2013. The decrease was primarily due to lower ad valorem tax assessments partially offset by new assets placed into service.

Interest expense was $20 million for fourth quarter 2014, an increase of $6 million compared to $14 million for fourth quarter 2013. The increase was primarily due to higher interest rates associated with the $1.65 billion of senior notes issued in May 2014 compared to the interest rates associated with the $1.3 billion in term loan facilities these notes were used to repay.

Capital expenditures were $251 million for fourth quarter 2014, compared to $207 million for fourth quarter 2013. Expansion capital expenditures were $196 million for fourth quarter 2014, compared to $160 million for fourth quarter 2013. Maintenance capital expenditures were $57 million for fourth quarter 2014, compared to $47 million for fourth quarter 2013.

OUTLOOK

The partnership’s outlook for its volumes, distributable cash flow and per-unit distributions are displayed in the table below:

$ in millions, except volume numbers	2015
Natural Gas Gathered Volumes (TBtu/d)	3.1 - 3.3
Natural Gas Processed Volumes (TBtu/d)	1.6 - 1.8
Crude Oil - Gathered Volumes (MBbl/d)	20.0 - 22.0
Adjusted EBITDA	$800 - $860
Adjusted Interest Expense, net	$95 - $105
Maintenance Capital	$140 - $160
Distributable Cash Flow	$540 - $590
Per-unit Distribution Growth[1] Per-unit Distribution Growth from MQD[2]	3% - 7% 6% - 8%
Coverage Ratio	1.0x - 1.08x

1.	Distribution growth calculated as the growth rate from Enable Midstream's $0.30875 fourth quarter 2014 distribution to Enable Midstream's projected fourth quarter 2015 distribution

2.
Distribution growth calculated as the compound annual growth rate from Enable Midstream's minimum quarterly distribution of $0.2875 per unit through the fourth quarter of 2015 (7 quarterly compounding periods)

2015 outlook centered around the following price assumptions:

•	Natural Gas (Henry Hub) at $2.85/MMBtu

•	Natural Gas Liquids Composite

▪	Mont Belvieu, Texas at $.47/gal

▪	Conway, Kansas at $.46/gal

▪	Natural gas liquids composite based on an assumed composition of 45%, 30%, 10%, 5%, and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively.

•	Crude Oil (WTI) at $52.50/Bbl

The partnership’s expectations for expansion capital expenditures are displayed in the table below:

$ in millions	2015
Contracted Expansion[1]	$600 - $800
Identified Opportunities[2]	$0 - $300
Total	$600 - $1,100

1.
Contracted Expansion includes gathering, compression and processing infrastructure to support projected volume growth from current contracts and acreage dedications, including infrastructure in the SCOOP, Bakken and Greater Granite Wash plays

2.	Identified Opportunities include transportation and G&P projects in late-stage negotiation, such as:

•	Additional Bakken crude gathering expansions

•	Anadarko gas gathering and processing expansions

•	New end-user transportation service and market access pipeline opportunities

•	NGL transportation infrastructure

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing fourth quarter results is scheduled today at 9:00 a.m. Eastern. The dial-in number to access the conference call is 877-876-9177 and the conference call ID is ENBLQ414. Investors may also listen to the call via the partnership’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on the partnership’s website.

ABOUT ENABLE MIDSTREAM PARTNERS

The partnership owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The partnership’s assets include approximately 11,900 miles of gathering pipelines, 12 major processing plants with approximately 2.1 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the partnership owns 49.90 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 87.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

The partnership has included the non-GAAP financial measures gross margin, Adjusted EBITDA and distributable cash flow in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA and distributable cash flow are supplemental financial measures that management and external users of the partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	The partnership’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of the partnership’s assets to generate sufficient cash flow to make distributions to its partners;

•	The partnership’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, and Adjusted EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated. The partnership believes that the presentation of gross margin, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in the partnership’s industry, its definitions of gross margin, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding the partnership’s strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the partnership’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The partnership assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. The partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements.

# # #

Enable Midstream Partners, LP
Combined and Consolidated Statements of Income

	Historical
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions)
Revenues	$735	$824	$3,367	$2,489
Cost of Goods Sold, excluding depreciation and amortization	364	486	1,914	1,313
Operating Expenses:
Operation and maintenance	144	127	527	429
Depreciation and amortization	71	64	276	212
Impairment	7	—	8	12
Taxes other than income taxes	15	17	56	54
Total Operating Expenses	237	208	867	707
Operating Income	134	130	586	469
Other Income (Expense):
Interest expense	(20)	(14)	(70)	(67)
Equity in earnings of equity method affiliates	8	3	20	15
Interest income—affiliated companies	—	1	—	9
Other, net	1	—	(1)	—
Total Other Income (Expense)	(11)	(10)	(51)	(43)
Income Before Income Taxes	123	120	535	426
Income tax expense (benefit)	—	4	2	(1,192)
Net Income	$123	$116	$533	$1,618
Less: Net income attributable to noncontrolling interest	1	1	3	3
Net Income attributable to Enable Midstream Partners, LP	$122	$115	$530	$1,615

Enable Midstream Partners, LP
Non-GAAP Financial Measures

	Historical
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$735	$824	$3,367	$2,489
Cost of goods sold, excluding depreciation and amortization	364	486	1,914	1,313
Gross margin	$371	$338	$1,453	$1,176

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$122	$115	$530	$1,615
Add:
Depreciation and amortization expense	71	64	276	212
Interest expense, net of interest income	20	14	70	58
Income tax expense (benefit)	—	3	2	(1,192)
EBITDA	$213	$196	$878	$693
Add:
Loss on extinguishment of debt	—	—	4	—
Distributions from equity method affiliates (1)	10	4	23	24
Other non-cash losses	14	3	22	15
Impairment	7	—	8	12
Less:
Other non-cash items	(38)	—	(47)	—
Equity in earnings of equity method affiliates	(8)	(3)	(20)	(15)
Adjusted EBITDA	$198	$200	$868	$729
Less:
Adjusted interest expense, net (2)	(22)	(18)	(82)	(69)
Maintenance capital expenditures	(57)	(47)	(164)	(164)
Distributable cash flow	$119	$135	$622	$496
____________________

(1)	Excludes $198 million in special distributions for the return of investment in SESH for the year ended December 31, 2014.

(2)
Adjusted interest expense, net excludes the effect of the amortization of the premium on Enogex’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Non-GAAP Financial Measures (Continued)

	Historical
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$208	$176	$769	$648
Interest expense, net of interest income	20	14	70	58
Net income attributable to noncontrolling interest	(1)	(1)	(3)	(3)
Income tax expense (benefit)	—	3	2	(1,192)
Deferred income tax (expense) benefit	(2)	(3)	(1)	1,194
Equity in earnings of equity method affiliates (net of distributions) (1)	(2)	(1)	(3)	(9)
Impairment	(7)	—	(8)	(12)
Other non-cash items	(1)	1	(12)	(1)
Changes in operating working capital which (provided) used cash:
Accounts receivable	(64)	46	(53)	85
Accounts payable	44	(55)	140	(65)
Other, including changes in noncurrent assets and liabilities	18	16	(23)	(10)
EBITDA	$213	$196	$878	$693
Add:
Impairment	7	—	8	12
Loss on extinguishment of debt	—	—	4	—
Distributions from equity method affiliates (1)	10	4	23	24
Other non-cash losses	14	3	22	15
Less:
Other non-cash items	(38)	—	(47)	—
Equity in earnings of equity method affiliates	(8)	(3)	(20)	(15)
Adjusted EBITDA	$198	$200	$868	$729
____________________

(1)	Excludes $198 million in special distributions for the return of investment in SESH for the year ended December 31, 2014.

Enable Midstream Partners, LP
Operating Data

	HIstorical
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating Data:
Gathered volumes—TBtu	305	317	1,221	1,113
Gathered volumes—TBtu/d(1)	3.36	3.43	3.34	3.05
Natural gas processed volumes—TBtu	151	132	569	397
Natural gas processed volumes—TBtu/d(1)	1.64	1.44	1.56	1.09
NGLs produced—MBbl/d(1)(2)	64.06	61.13	66.74	44.51
NGLs sold—MBbl/d(1)(2)(4)	65.89	61.97	68.67	44.91
Condensate sold—MBbl/d(1)	4.60	3.11	4.38	1.88
Crude Oil - Gathered volumes—MBbl/d(3)	7.46	—	3.64	—
Transported volumes—TBtu	434	425	1,808	1,608
Transportation volumes—TBtu/d(1)	4.76	4.65	4.95	4.41
Interstate firm contracted capacity—Bcf/d(1)	7.77	7.86	7.73	8.01
Intrastate average deliveries—TBtu/d(1)	1.60	1.59	1.61	1.58
____________________

(1)	2013 daily averages are computed utilizing a 365 day convention, and are not computed using a weighted average convention for the acquisition of Enogex.

(2)	Excludes condensate.

(3)	Initial operation of our crude oil gathering system began on November 1, 2013.

(4)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

Enable Midstream Partners, LP
Supplemental Disclosures

Certain information contained in this release relates to periods that began prior to the acquisition of Enogex LLC (Enogex) by Enable Midstream Partners, LP. The Partnership believes that combined historical data with Enogex, along with certain pro forma adjustments, is relevant and meaningful, enhances the discussion of periods presented and is useful to the reader to better understand trends in the Partnership's operations. The pro forma adjustments, as discussed in the footnotes below, only give effect to events that are (1) directly attributable to the formation of the Partnership; (2) factually supportable; and (3) expected to have a continuing effect on the consolidated results of the Partnership.

The following information is for informational purposes only and should not be considered indicative of future results. The following pro forma financial data was derived from the Partnership's combined financial information, Enogex consolidated financial information and certain adjustments described below. Further, management does not believe that the pro forma financial data is necessarily indicative of the financial data that would have been reported by the Partnership had the acquisition of Enogex closed prior to the historical period presented, future results of the Partnership, or other transactions that resulted in the formation of the Partnership.

UNAUDITED SUPPLEMENTAL PRO FORMA COMBINED STATEMENT OF INCOME
For the year ended December 31, 2013

	Enable Midstream Partners, LP Historical	Enogex Historical	Pro Forma Adjustments		Enable Midstream Partners, LP Pro Forma
	(In millions)
Revenues	$2,489	$630	$1	A	$3,120
Cost of goods sold, excluding depreciation and amortization	1,313	489	(4)	A	1,798
Operating Expenses:
Operation and maintenance	429	64	—		493
Depreciation and amortization	212	37	20	A	269
Impairment	12	—	—		12
Taxes other than income tax	54	8	—		62
Total Operating Expenses	707	109	20		836
Operating income	469	32	(15)		486
Other Income (Expense):
Interest expense	(67)	(10)	31	B	(49)
			2	B
			(7)	C
			(1)	D
			3	A
Equity in earnings of equity method affiliates	15	—	(3)	F	12
Interest income—affiliated companies	9	—	(9)	B	—
Other, net	—	9	—		9
Total Other Income (Expense)	(43)	(1)	16		(28)
Income Before Income Taxes	426	31	1		458
Income tax expense (benefit)	(1,192)	—	1,196	E	4
Net Income	1,618	31	(1,195)		454
Less: Net income attributable to noncontrolling interest	3	—	—		3
Net Income attributable to Enable Midstream Partners, LP	$1,615	$31	$(1,195)		$451

(A) This adjustment reflects the acquisition of Enogex on May 1, 2013:
Revenue. The impact of removing the historical amortization and the historical recognition of deferred revenues at May 1, 2013 results in a net increase to revenue of $1 million during the year ended December 31, 2013.
Cost of Goods Sold, Excluding Depreciation and Amortization. The impact of recognizing liabilities for Enogex loss contracts at May 1, 2013 results in a reduction to cost of goods sold, excluding depreciation and amortization, of $4 million during the year ended December 31, 2013.
Depreciation and Amortization. As a result of applying purchase accounting to the acquisition of Enogex, property, plant and equipment and identifiable intangible assets were recorded at their fair value, resulting in additional depreciation and amortization expense. The impact of the step-up on depreciation expense is $20 million during the year ended December 31, 2013.
Interest Expense. The pro forma impact of the amortization of the premium, less the historical recognition of the premium, discount and deferred charges on interest expense, net of historical capitalized interest, is $3 million during the year ended December 31, 2013.

(B) Interest Expense. This adjustment reflects the settlement on May 1, 2013 of certain notes receivable—affiliated companies and notes payable—affiliated companies with CenterPoint Energy and OGE Energy, historically held by the Partnership and Enogex, respectively, decreasing interest expense by a total of $24 million during the year ended December 31, 2013.

(C) Interest Expense. This adjustment reflects the entrance into the $1.05 billion Term Loan Facility on May 1, 2013: this issuance results in an increase in interest expense of $7 million during the year ended December 31, 2013.

(D) Interest Expense. This adjustment reflects the entrance into the Revolving Credit Facility on May 1, 2013: this issuance results in an increase in interest expense of $1 million during the year ended December 31, 2013.

(E) Income Tax Expense. Upon conversion to a limited partnership on May 1, 2013, the Partnership’s earnings are no longer subject to income tax (other than Texas state margin taxes) and are taxable at the individual partner level. The pro forma adjustment to income taxes for the year ended December 31, 2013 removes $1.24 billion of historical income tax expense.

(F) Equity in earnings of equity method affiliates. The 25.05% interest in SESH distributed to CenterPoint Energy results in a pro forma reduction to earnings of equity method affiliates of $3 million during the year ended December 31, 2013.

Enable Midstream Partners, LP
Unaudited Supplemental Combined Statement of Income

	Year Ended December 31,
	Historical	Pro Forma
	2014	2013
	(In millions)
Revenues	$3,367	$3,120
Cost of Goods Sold, excluding depreciation and amortization	1,914	1,798
Operating Expenses:
Operation and maintenance	527	493
Depreciation and amortization	276	269
Impairment	8	12
Taxes other than income taxes	56	62
Total Operating Expenses	867	836
Operating Income	586	486
Other Income (Expense):
Interest expense	(70)	(49)
Equity in earnings of equity method affiliates	20	12
Interest income—affiliated companies	—	—
Other, net	(1)	9
Total Other Income (Expense)	(51)	(28)
Income Before Income Taxes	535	458
Income tax expense (benefit)	2	4
Net Income	$533	$454
Less: Net income attributable to noncontrolling interest	3	3
Net Income attributable to Enable Midstream Partners, LP	$530	$451

Enable Midstream Partners, LP
Supplemental Non-GAAP Financial Measures

	Year Ended December 31,
	Historical	Pro Forma
	2014	2013
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$3,367	$3,120
Cost of goods sold, excluding depreciation and amortization	1,914	1,798
Gross margin	$1,453	$1,322

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$530	$451
Add:
Depreciation and amortization expense	276	269
Interest expense, net of interest income	70	49
Income tax expense (benefit)	2	4
EBITDA	$878	$773
Add:
Loss on extinguishment of debt	4	—
Distributions from equity method affiliates (1)	23	16
Other non-recurring losses	22	—
Impairment	8	12
Less:
Other non-cash items	(47)	—
Equity in earnings of equity method affiliates	(20)	(12)
Gain on disposition	—	(10)
Adjusted EBITDA	$868	$779
Less:
Adjusted interest expense, net (2)	(82)	(61)
Maintenance capital expenditures	(164)	(174)
Distributable cash flow	$622	$544
_____________________

(1)	Excludes $198 million in special distributions for the return of investment in SESH for the year ended December 31, 2014.

(2)
Adjusted interest expense, net excludes the effect of the amortization of the premium on Enogex’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Supplemental Operating Data

	Year Ended December 31,
	Historical	Pro Forma
	2014	2013
Operating Data:
Gathered volumes—TBtu	1,221	1,298
Gathered volumes—TBtu/d	3.34	3.56
Natural gas processed volumes—TBtu	569	524
Natural gas processed volumes—TBtu/d	1.56	1.44
NGLs produced - MBbl/d(1)	66.74	59.45
NGLs sold - MBbl/d(1)(3)	68.67	59.82
Condensate sold - MBbl/d	4.38	2.96
Crude Oil - Gathered volumes - MBbl/d(2)	3.64	—
Transported volumes—TBtu	1,808	1,803
Transportation volumes—TBtu/d	4.95	4.94
Interstate firm contracted capacity—Bcf/d	7.73	8.01
Intrastate Transported volumes - TBtu/d	1.61	1.59
 _____________________

(1)	Excludes condensate.

(2)	Initial operation of our crude oil gathering system began on November 1, 2013.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.